MONITRONICS INTERNATIONAL, INC.

1990 Wittington Place

Farmers Branch, Texas 75234

Phone: (972) 243-7443

July 22, 2019

Via EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attention:                                         Paul Fischer

Staff Attorney

Division of Corporation Finance

Office of Telecommunications

Re:                             Request for Acceleration of Effectiveness of Registration Statement on Form S-4 (File No. 333-231771) (the “Registration Statement”) of Monitronics International, Inc., a Texas corporation (the “Registrant”)

Ladies and Gentlemen:

Pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the Registrant hereby requests that the effectiveness of the above captioned Registration Statement be accelerated so that the Registration Statement will become effective on July 25, 2019 at 10:30 a.m., New York time, or as soon thereafter as practicable, unless the Registrant notifies you otherwise prior to such time.

(Signature Page Follows)

Very truly yours,

MONITRONICS INTERNATIONAL, INC.

By:	/s/ Fred A. Graffam III
Name:	Fred A. Graffam III
Title:	Senior Vice President and Chief Financial Officer

cc:	David Miller, Latham & Watkins LLP
Jesse Myers, Latham & Watkins LLP
Adorys Velazquez, Baker Botts L.L.P.